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                                                                   EXHIBIT 23.02

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements
No. 33-91438, No. 33-92548, No. 333-03450, No. 333-03452, No. 333-03454, No.
333-13521, No. 333-21905, No. 333-23005, No. 333-33893, No. 333-37273, No.
333-37553, No. 333-37565, No. 333-38071, No. 333-41049, No. 333-42417, No.
333-47563, No. 333-57863, No. 333-64377, No. 333-64379, and No. 333-77941 of
Crescent Real Estate Equities Company of our report dated January 31, 2003, with respect to the Individual and Combined financial statements of The Woodlands Land Development Company, L.P., The Woodlands Commercial Properties Company, L.P., and The Woodlands Operating Company included in this Annual Report on Form 10-K for the year ended December 31, 2002.


                                        /s/ ERNST & YOUNG LLP

Houston, Texas
March 24, 2003